Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK ANNOUNCES PROPOSED CONVERTIBLE SENIOR
SUBORDINATED NOTES OFFERING

Minneapolis, September 6, 2006 – ATK (Alliant Techsystems, NYSE:  ATK) today announced that it intends to offer, subject to market conditions and other factors, up to $300 million aggregate principal amount of convertible senior subordinated notes due 2011 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), including up to $30 million aggregate principal amount of such notes for which ATK plans to grant to the initial purchasers an over-allotment option.

ATK expects that the notes will be unsecured, senior subordinated obligations of ATK, will pay interest semi-annually, and will be convertible upon satisfaction of certain conditions.  Upon conversion, the holder will receive an amount in cash and, in certain circumstances at the option of ATK, shares of its common stock.  The notes will be guaranteed on a senior subordinated basis by substantially all of the Company’s existing subsidiaries.  Holders of the notes will have the right to require ATK to repurchase all or some of their notes upon the occurrence of certain events.

ATK intends to use the proceeds from the offering (a) to purchase approximately $100 million of shares of ATK common stock and (b) to make a contribution to its defined benefit pension plan and for other general corporate purposes.  In addition, simultaneous with the offering of the notes, ATK intends to enter into convertible note hedge transactions with one or more of the initial purchasers of the notes.  The convertible note hedge transactions are intended to offset potential dilution to ATK’s common stock upon potential future conversion of the notes.  ATK will pay expenses of the offering and the related convertible note hedge transactions through existing cash on hand and other borrowings.

ATK also expects to enter into separate warrant transactions with one or more of the initial purchasers of the notes.  In connection with the convertible note hedge and warrant transactions, affiliates of the initial purchasers that are a party to those transactions have advised ATK that they will purchase ATK’s common stock in secondary market transactions and may enter into various over-the-counter derivative transactions with respect to ATK’s common stock concurrently with or following pricing of the notes.

The convertible notes and the shares of common stock issuable upon conversion will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

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